dreyfus NEW YORK MUNICIPAL CASH MANAGEMENT

Certificate OF AMENDMENT

Dreyfus New York Municipal Cash Management (the "Trust"), a business trust formed by an Agreement and Declaration of Trust dated September 12, 1990, as amended and restated as of September 14, 1993 and as of January 13, 1994 (the "Declaration of Trust"), pursuant to the laws of the Commonwealth of Massachusetts, hereby certifies to the Secretary of State of the Commonwealth of Massachusetts that:

FIRST:  The Declaration of Trust is hereby amended, effective October 10, 2016, by striking out Article I, Section 1 and inserting in lieu thereof the following:

"Section 1.  Name.  This Trust shall be known as 'Dreyfus AMT-Free New York Municipal Cash Management.'"

SECOND:  The amendment to the Declaration of Trust herein made was duly approved by the affirmative vote of a majority of the Trustees of the Trust at a meeting held on September 27, 2016 pursuant to Article IX, Section 9 of the Declaration of Trust.

IN WITNESS WHEREOF, Dreyfus New York Municipal Cash Management has caused these Articles to be signed in its name and on its behalf by the undersigned Vice President of the Trust.

dreyfus NEW YORK MUNICIPAL CASH MANAGEMENT

BY:   /s/ Maureen E. Kane

Maureen E. Kane

Vice President

STATE OF NEW YORK      )

                                                :  ss.:

COUNTY OF NEW YORK  )

On this 7th day of October, 2016, before me personally came Maureen E. Kane, to me personally known, who, being by me duly sworn, did say that she is a Vice President of the above-referenced Trust and who duly acknowledged to me that she had executed the foregoing instrument as her free act and deed on behalf of the Trust.

/s/ Loretta Johnston

Notary Public